CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and "Financial Highlights" in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 222 to File No. 333-151713; Amendment No. 225 to File No. 811-22209) of Global X Funds of our report dated January 29, 2015, with respect to the Global X MLP ETF, Global X Junior MLP ETF, and Global X MLP & Energy Infrastructure ETF included in the
2014 Annual Reports to shareholders.

Philadelphia, Pennsylvania
March 30, 2015